UNITED STATES

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The following is an excerpt of an August 17, 2017 town hall with employees that The Procter & Gamble Company (“P&G”) shared for replay on August 23, 2017. P&G may in the future send or give the same or substantially similar communications or use selected portions of the following communication from time to time:

David Taylor

Mehoopany Town Hall – Modified for Posting

17 August 2017

I’ve always believed, and still believe, and it’s one of the reason that I am here today, is both manufacturing, and, more broadly, Product Supply, plays an important role in the future of this Company. It’s played an important role in building this Company to what it is.

I’m very honored to have started in Product Supply, 37 and 1/2 years ago, and spent my first 11 years in Product Supply in four different plants. I was in Greenville, Albany, and Cheboygan, and then had the opportunity and honor to be the Plant Manager of the Mehoopany Diaper Plant back in 1989 to 1992. And I learned a great deal in that plant. And one of the things that I learned is you get in front of issues and questions and make yourself available. And so that’s what I wanted to do today.

What I want to do is share as much as I can about what I believe is in the best interest of shareholders but also employees and the communities in which we operate. Because in many cases, the discussion gets entirely on shareholders, and shareholders are important. We’re all shareholders. But in my view, Procter & Gamble’s always done things beyond just what’s needed for the stock price today or tomorrow — it’s the way we get results, and it has to sustain itself, but I believe it’s not only what you do but it’s how you do it. And our Purpose, Values and Principles that guide this Company matter to me. It matters to me that we deliver results, and it’s fair to expect that. Shareholders ought to expect the leadership of the Company and the Company to deliver, over time, good returns.

But, also, it’s important the way we do it, which is to be respectful of our people, respectful of the communities in which we operate, respectful of the environment and the resources we use. And to me, that has a lot to do with how we deliver results. And I think one of the key points on this election is making sure we understand the opportunities and risks with the different choices one could make.

The best thing we can do for the Company is to stay focused on the plan we have today, balanced top- and bottom-line growth, focused on doing so by innovation-driven growth, expanding the advantage each one of our brands offers to the consumers we serve.

That’s P&G Business Model — Superior brands that touch and improve the lives of the world’s consumers in small but meaningful ways. Staying focused on that plan to me is critical.

One of the reasons why I think it’s important we stay the current plan and support the Board of Directors’ recommendation on who should be on the Board, is I want to make sure we stay balanced… top-line, bottom-line, invest in the innovation and the organization that will grow the future.

And I’m also worried about 3 years, 5 years, 10 years, and 20 years. Generally, hedge funds come in, they make big investments, they want to see things change pretty fast and then they move out. It’s their business model. It’s not wrong, it’s just a choice. That’s not the choice I think that’s right for P&G if you care about 10 years from now — and I do. I do think we ought to be held accountable to do better next year and the year after and the year after. There’s no excuse for us not getting better and doing better versus the peer companies we compete with.

But it matters to me how we do it, as well as what we do because it matters whether this Company is healthy and its Procter & Gamble in 10 years. Because one of the other things that activists tend to do, and if I look at his history of behavior, is they tend to like to break up and move companies around.

I’m not saying he’s going to do anything bad to our Company. My belief though is, I’d rather bet on the P&G people and P&G to figure out how to move forward and the Board of Directors that’s made a commitment for 3, 5, and 10 years, then to have somebody that’s got a very different timeframe than I think.

Nelson Peltz brings, to me, a bias toward aggressive cost cutting and a history of breaking up and combining businesses.

When you have someone on that gets overly focused, it could not only be a distraction but could risk derailing the current progress because you get over rotated on cost. Cost is important, but consumers are at the heart of what makes this Company great.

Your vote matters. It really does matter. If you don’t vote, it doesn’t count and the election is determined by the majority of those that voted. It is an election. In an election, you try to communicate with the people that matter, the folks that hold your shares. And I especially want to make sure we communicate with employees, because employees have the deepest vested interest and retirees have a deep vested interest in this Company. The retirees built this Company, and I feel a tremendous obligation and respect for what all the retirees did to create what we all get to work in today.

And all of us ought to be worried about leaving it so those that come next have a company that you can be proud of. I’ve never had to look down when I tell somebody I work for Procter & Gamble, and I believe it’s with an honor you say that “I worked at Mehoopany, I worked at Procter

& Gamble, I worked in Manufacturing, I worked in a number of places around the world.” Everywhere I went, as soon as you identify yourself as an employee of Procter & Gamble, it comes with a level of respect and understanding you work for a fine company and you wouldn’t be with the Company if you weren’t a person of achievement that made a difference.

So certainly, my ask is to consider voting blue and supporting the Company. Everybody that has touched this Company, ever, has this long blue line that connects us together, and I believe continuing on the path we’re on is in the best interest of shareholders, employees, and the communities in which we operate.

And with that, this is who I’ll bet on. I’ll bet on you, and I’ll bet on the people around the P&G world.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.